                                                                     EXHIBIT 4.7

                       SIXTH AMENDMENT TO CREDIT AGREEMENT
                       -----------------------------------


                  THIS SIXTH AMENDMENT TO CREDIT AGREEMENT, dated as of January 15, 2000, (this "Sixth Amendment"), is by and among OLYMPIC STEEL, INC., an Ohio corporation ("Borrower"), and NATIONAL CITY BANK ("NCB") and the group of other banks signatory hereto or that become parties to the Credit Agreement hereafter identified by amendment or supplement thereto (NCB and the banks comprising such group at any specific time, hereinafter referred to as the "Banks") and NATIONAL CITY BANK, as agent for the Banks (in that capacity, "NCB-Agent").

                                    RECITALS
                                    --------

                  A. Borrower, the Banks and NCB-Agent entered into a Credit Agreement, dated as of October 4, 1996 (the "Credit Agreement"), pursuant to which Borrower may obtain, among other things, (i) loans ratably from the Banks that are on a revolving credit basis and (ii) subject LCs issued by NCB in which the Banks agree to ratably share the obligations in respect thereof, in each case until the expiration date.

                  B. Borrower, the Banks and NCB-Agent entered into the First Amendment to Credit Agreement, dated as of January 24, 1997 (the "First Amendment"), in order to increase the amount of the commitments by the Banks for subject revolving credit loans and additional subject LCs by Ten Million Dollars ($10,000,000) and to permit Borrower to make certain joint venture investments and guarantees of indebtedness of the joint venture entities.

                  C. Borrower, the Banks and NCB-Agent entered into the Second Amendment to Credit Agreement, dated as of May 30, 1997 (the "Second Amendment"), in order to increase the amount of the commitments by the Banks for subject revolving credit loans and additional subject LCs by Eight Million Dollars ($8,000,000), to add a commitment by Banks for new Series A term loans in the amount of Seventeen Million Dollars ($17,000,000), to permit certain borrowing from other lenders, to permit the Borrower to allow certain of its property to become encumbered by liens in favor of other lenders and to extend the expiration date to June 30, 2000.

                  D. Borrower, the Banks and NCB-Agent entered into the Third Amendment to Credit Agreement, dated as of July 14, 1997 (the "Third Amendment") in order to add an additional bank as a party to Credit Agreement, to adjust the ratable share of the obligations among the Banks which were original parties to the Credit Agreement, to decrease the aggregate amount of the commitments by the Banks for existing subject LCs, and to make appropriate changes to the Credit Agreement in recognition that some or all of the proceeds of the subject loans would be used by a new subsidiary of Borrower, Olympic Steel Iowa, Inc., for the purpose of acquiring land and constructing a temper mill facility in Bettendorf, Iowa.

                  E. Borrower, the Banks and NCB-Agent entered into the Fourth Amendment to Credit Agreement, dated as of December 8, 1998 (the "Fourth Amendment") in order to authorize Borrower to borrow funds from Mellon Bank, N.A. ("Mellon"), one of the Banks, pursuant to a discretionary Swing Line of Credit facility (the "Swing Loan") as an additional exception to the prohibition against incurring indebtedness under
Section 3D.02 of the Credit Agreement; to grant to Mellon a one-time right to have the Banks refund the outstanding Swing Loan as a subject revolving credit loan; and to adjust Mellon's subject commitment with respect to the subject loans made pursuant to the Credit Agreement until such time as the Swing Loan is refunded at Mellon's request by a subject revolving credit loan.

                  F. Borrower, the Banks and NCB-Agent entered into the Fifth Amendment to Credit Agreement dated as of March 10, 1999 (the "Fifth Amendment") in order to extend the expiration date until June 30, 2002; to increase the amount of the series A subject term loan commitment by $4,000,000, to waive certain covenant requirements and exclude certain charges therefrom and modify the interest rates payable by Borrower based on Borrower's EBIT-to-interest ratio.

                  G. Borrower, the Banks and NCB-Agent desire to again amend the Credit Agreement by this Sixth Amendment in order to change the Interest Rate and Letter of Credit Commission and to modify the Interest Coverage requirements of the Credit Agreement.

                                    AGREEMENT
                                    ---------

         Accordingly, the parties have agreed and do hereby agree as follows:

                  1. Subsection 2B.07 INTEREST RATES AND LETTER OF CREDIT COMMISSIONS of the Credit Agreement shall be deleted in its entirety and the following shall be substituted in place thereof:

                  2B.07 INTEREST RATES AND LETTER OF CREDIT COMMISSIONS - (a) Effective as of December 1, 1999 and thereafter until maturity, the principal of subject revolving credit loans and term loans shall bear interest at the per annum rates and the commissions on the subject letters of credit (in both cases, computed in accordance with subsection 8.10) as calculated based on the following:

                  (i) Prime rate loans shall bear interest at a fluctuating rate equal to the prime rate from time to time in effect, with each change in the prime rate automatically and immediately changing the rate thereafter applicable to the prime rate loans plus the applicable prime rate margin as determined in accordance with the following table;

                  (ii) LIBOR loans shall bear interest at a rate equal to the LIBOR pre-margin rate in effect at the start of the applicable contract period (except that any change in the FRB reserve percentage shall automatically and immediately change the LIBOR pre-margin rate thereafter applicable to the LIBOR loans) plus the applicable LIBOR margin as determined in accordance with the following table;

                  (iii) Commissions on existing subject LCs have been paid in advance through the respective dates set forth on EXHIBIT 2(B).07(iii). Commencing after such dates commissions on all subject LCs shall be adjusted quarterly on the last business day of each March, June, September and December of each year on the basis of the applicable percentage as determined in accordance with the following table:

----------------------------------------------------------------------------------------------------------------------

      If the Borrower's              and the Borrower's         Then, both the applicable LIBOR          And the
     Liabilities-to-Worth          EBIT-to-Interest Ratio     margin and the applicable letter of      applicable
          Ratio is:                         is:               credit commission shall be equal to:     Prime rate
                                                                                                     margin equals:
----------------------------------------------------------------------------------------------------------------------
less than or equal to           Greater  than  or  equal      75 basis points                               0
 .75:1                           to 3.50:1
----------------------------------------------------------------------------------------------------------------------
greater than .75:1 but less     Less than 3.50:1 but          100 basis points                              0
than or equal to 1.25:1         greater than or equal to
                                2.75:1
----------------------------------------------------------------------------------------------------------------------
Greater than 1.25:1 but less    Less than 2.75:1 but          125 basis points                              0
than or equal to 1.75:1         greater than or equal to
                                2.25:1
----------------------------------------------------------------------------------------------------------------------
greater than 1.75:1             Less than 2.25:1 but          175 basis points                              0
                                greater than or equal to
                                2.00:1
----------------------------------------------------------------------------------------------------------------------
greater than 1.75:1             Less than 2.00:1              200 basis points                              0
----------------------------------------------------------------------------------------------------------------------

          Both the liabilities-to-worth ratio and EBIT-to-interest ratio must be satisfied in order for the corresponding applicable prime rate margin, applicable LIBOR margin and applicable letter of credit commission to be effective, and if either the specific liabilities-to-worth ratio or EBIT-to-interest ratio is not satisfied, then the next highest prime rate margin, LIBOR margin or applicable letter of credit commission shall be applicable.

         (b) After maturity (whether occurring by lapse of time or by acceleration), the prime rate loans shall bear interest at a fluctuating rate equal to the prime rate from time to time in effect plus two percent (2%) per annum; PROVIDED, that in no event shall the rate applicable to the prime rate loans after the maturity thereof be less than the rate applicable thereto immediately before maturity and each LIBOR loan shall bear interest computed and payable in the same manner as in the case of prime rate loans EXCEPT that in no event shall any LIBOR loan bear interest after maturity at a lesser rate than that applicable thereto immediately before maturity.

         2. Subsection 3B.03 INTEREST COVERAGE of the Credit Agreement shall be deleted in its entirety and the following substituted in place thereof:

                  3B.03 INTEREST COVERAGE - On a consolidated statement basis, Borrower will not, as at the end of the fiscal quarter during any fiscal year of Borrower (commencing December 31, 1999), suffer or permit its EBIT-to-interest ratio to be less than 1.50:1 except as hereinafter provided. The Banks waive Borrower's compliance with the EBIT-to-interest ratio requirement as of September 30, 1999 provided such ratio was not less than 1.75:1. Further, notwithstanding the foregoing, Borrower's EBIT-to-interest ratio for the fiscal quarter ending on September 30, 2000 shall be not less than 1.75:1 and for the fiscal quarters ending on and after December 31, 2000 shall be not less than 2.25:1.

         3. Borrower shall pay or cause to be paid to NCB-Agent an amendment fee in the amount of $85,000.00 to be shared ratably among the Banks.

         4. From and after the effective date of this Sixth Amendment, references in the Credit Agreement and the subject notes (as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment and this Sixth Amendment thereto or pursuant to such amendments) to the Credit Agreement shall be deemed to be references to the Credit Agreement as amended by all such amendments (unless otherwise expressly indicated).

         5. Borrower restates and reaffirms all of its representations and warranties set forth in Section 4B of the Credit Agreement as of the date hereof.

         6. This Sixth Amendment and the modifications set forth herein shall be and become effective as of the date hereof.

         7. The Credit Agreement, as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment and this Sixth Amendment, is hereby ratified and confirmed.

         8. This Sixth Amendment may be executed in one or more counterparts, each counterpart to be executed by Borrower, by NCB-Agent and by one or more or all of the Banks. Each such executed counterpart shall be deemed to be an executed original for all purposes but all such counterparts taken together shall constitute one agreement, which agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof.

         9. This Sixth Amendment may be executed by representatives of the Banks using facsimile signatures and facsimilied signature pages shall in all respects be binding on all parties hereto and thereto as if such signature pages were originally delivered. Original signature pages for all facsimilied signature pages shall be delivered to NCB-Agent.

         In WITNESS WHEREOF, the parties have executed this Sixth Amendment as of the date first above written.

NATIONAL CITY BANK, AGENT                                   OLYMPIC STEEL, INC.


By:                                                         By:
    -------------------------------------------------          --------------------------------------------
Printed Name:                                               Printed Name:
              ---------------------------------------                     ---------------------------------
Title:                                                      Title:
       ----------------------------------------------             -----------------------------------------


NATIONAL CITY BANK                                          MELLON BANK, N.A.


By:                                                         By:
    -------------------------------------------------          --------------------------------------------
Printed Name:                                               Printed Name:
              ---------------------------------------                     ---------------------------------
Title:                                                      Title:
       ----------------------------------------------              ----------------------------------------


COMERICA BANK                                               PNC BANK, NATIONAL ASSOCIATION


By:                                                         By:
    -------------------------------------------------          --------------------------------------------
Printed Name:                                               Printed Name:
              ---------------------------------------                     ---------------------------------
Title:                                                      Title:
       ----------------------------------------------               ---------------------------------------